Exhibit 99.1

COHEN & COMPANY REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Board Declares Dividend of $0.20 per Share

Philadelphia and New York, May 2, 2018 — Cohen & Company Inc. (NYSE American: COHN), formerly known as Institutional Financial Markets, Inc., a financial services firm specializing in fixed income markets, today reported financial results for its first quarter ended March 31, 2018.

Summary Operating Results

	Three Months Ended
($ in thousands)	3/31/18	12/31/17	3/31/17
Total revenues	$9,338	$11,675	$14,492
Compensation and benefits	5,194	5,034	7,185
Non-compensation operating expenses	4,504	4,542	4,719
Operating income	(360)	2,099	2,588
Interest expense, net	(1,819)	(1,848)	(1,612)
Income (loss) before income tax expense (benefit)	(2,179)	251	976
Income tax expense (benefit)	(28)	(1,359)	5
Net income (loss)	$(2,151)	$1,610	$971

•                  Compensation as a percentage of revenue was 56% for the three months ended March 31, 2018, compared to 43% for the three months ended December 31, 2017, and 50% for the three months ended March 31, 2017. The number of Cohen & Company employees was 92 as of March 31, 2018, compared to 88 as of December 31, 2017, and 80 as of March 31, 2017.

•                  During December 2017, the United States Congress passed the Tax Cuts and Jobs Act of 2017, which included a corporate tax rate reduction from 35% to 21% resulting in the revaluation of the Company’s deferred tax liability and a $1.4 million tax benefit being recognized in the fourth quarter of 2017.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “This past quarter, the combination of increased interest rates and volatility in the equity markets suppressed trading volumes resulting in lower revenues in our broker-dealer. That being said, we continued to increase the balances of our GCF matched book repo business and we remain optimistic about our pipeline going forward. In addition, we continue to focus on the development of several new revenue sources that are less dependent on the day-to-day fluctuation of the financial markets. While we are disappointed with our results in the quarter, we remain committed to enhancing stockholder value, and in the first quarter continued to pay our quarterly dividend.”

Total Equity and Dividend Declaration

•                  As of March 31, 2018, total equity was $45.7 million, compared to $48.2 million as of December 31, 2017.

•                  The Company’s Board of Directors has declared a dividend of $0.20 per share. The dividend will be payable on May 30, 2018, to stockholders of record on May 16, 2018.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 3489357, or request the Cohen & Company earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 3489357.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of March 31, 2018, the Company managed approximately $3.4 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of March 31, 2018, 88.6% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment has historically been comprised of investments in Cohen & Company’s sponsored investment vehicles, but has changed to include investments in certain non-sponsored vehicles. For more information, please visit www.cohenandcompany.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, and (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended
	3/31/18	12/31/17	3/31/17
Revenues
Net trading	$6,191	$6,751	$8,075
Asset management	1,804	1,696	2,692
New issue and advisory	696	2,347	1,112
Principal transactions	449	258	469
Other revenue	198	623	2,144
Total revenues	9,338	11,675	14,492

Operating expenses
Compensation and benefits	5,194	5,034	7,185
Business development, occupancy, equipment	867	702	586
Subscriptions, clearing, and execution	1,834	2,127	1,713
Professional services and other operating	1,742	1,651	2,354
Depreciation and amortization	61	62	66
Total operating expenses	9,698	9,576	11,904
Operating income (loss)	(360)	2,099	2,588

Non-operating income (expense)
Interest expense, net	(1,819)	(1,848)	(1,612)
Income (loss) before income tax expense (benefit)	(2,179)	251	976
Income tax expense (benefit)	(28)	(1,359)	5
Net income (loss)	(2,151)	1,610	971
Less: Net income (loss) attributable to the noncontrolling interest	(677)	97	299

Net income (loss) attributable to Cohen & Company Inc.	$(1,474)	$1,513	$672

Earnings per share

Basic
Net income (loss) attributable to Cohen & Company Inc.	$(1,474)	$1,513	$672
Basic shares outstanding	1,172	1,199	1,199
Net income (loss) attributable to Cohen & Company Inc. per share	$(1.26)	$1.26	$0.56

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$(1,474)	$1,513	$672
Net income (loss) attributable to the noncontrolling interest	(677)	97	299
Net interest attributable to convertible debt	—	565	80
Income tax and conversion adjustment	7	579	—
Enterprise net income (loss)	$(2,144)	$2,754	$1,051

Basic shares outstanding	1,172	1,199	1,199
Unrestricted Operating LLC membership units exchangeable into COHN shares	532	532	532
Additional dilutive shares	—	1,323	273
Fully diluted shares outstanding	1,704	3,054	2,004

Fully diluted net income (loss) per share	$(1.26)	$0.90	$0.52

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2018
	(unaudited)	December 31, 2017
Assets
Cash and cash equivalents	$11,756	$22,933
Receivables from brokers, dealers, and clearing agencies	121,094	103,596
Due from related parties	488	545
Other receivables	2,959	3,513
Investments - trading	171,616	202,257
Other investments, at fair value	29,045	12,867
Receivables under resale agreements	2,066,042	1,680,883
Goodwill	7,992	7,992
Other assets	2,053	1,672
Total assets	$2,413,045	$2,036,258

Liabilities
Payables to brokers, dealer, and clearing agencies	$87,215	$130,558
Accounts payable and other liabilities	6,502	5,208
Accrued compensation	1,142	4,406
Trading securities sold, not yet purchased	94,855	91,887
Securities sold under agreements to repurchase	2,113,647	1,692,279
Deferred income taxes	2,840	2,855
Redeemable financial instruments	16,732	16,732
Debt	44,403	44,177
Total liabilities	2,367,336	1,988,102

Equity
Voting nonconvertible preferred stock	5	5
Common stock	13	12
Additional paid-in capital	69,250	69,202
Accumulated other comprehensive loss	(783)	(850)
Accumulated deficit	(30,247)	(28,497)
Total stockholders’ equity	38,238	39,872
Noncontrolling interest	7,471	8,284
Total equity	45,709	48,156

Total liabilities and equity	$2,413,045	$2,036,258

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com